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                                                                      Exhibit 14

DISCLOSURE STATEMENT

            This Disclosure Statement is a general review of the terms and conditions and the federal income tax law applicable to your Account IRA so that you can fully understand your rights and privileges under it. You should carefully study the following information.

            You will be permitted to revoke your IRA within seven (7) days after the date on which your IRA is established by giving written notice to _________, P.O. Box 2537, Boston, Massachusetts 02208. Upon such revocation, you will be entitled to a return of the entire amount of the consideration paid to the IRA, including any fees paid, without adjustment for expenses or fluctuation in the market value of the IRA.

I.  General
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     1. An IRA is a trust or custodial account created or organized in the
United States for the purpose of accumulating retirement funds. If you are under age 70 1/2, the Internal Revenue Code (the "Code") permits you to establish an IRA to which you may make contributions each year of up to $2,000 or if less, 100% of your gross annual compensation. Compensation includes wages, salary, commissions, bonuses, tips, etc. but does not include income from interest, dividends or other earnings or profits from property, or amounts not included in your gross income. It also includes your earned income if you are self-employed (reduced by deductible Keogh plan contributions) and taxable alimony. No part of your IRA contributions or the earnings thereon is subject to any forfeiture provisions. Further, your IRA is tax exempt which means that you are not taxed on earnings from your IRA contributions until distribution. However, no deduction for IRA contributions will be allowed for the year in which you reach age 70 1/2 or any year thereafter.

     2. If neither you nor your spouse is covered by a retirement plan (as defined below) you may deduct the entire amount of your contribution of up to the lesser of $2,000 (or $2,250 in the case of a spousal IRA - see paragraph
(4)) or 100% of compensation. Your contributions may be deducted on your federal income tax return even if you do not itemize your deductions.

     Furthermore, even if you are or your spouse is covered by a retirement plan, but you have adjusted gross income ("AGI") below a certain level, called the "threshold level," you may deduct your full IRA contribution. (Your tax return will show you how to calculate your AGI for this purpose.) If you are single, your threshold level is $25,000. If you are married and file a joint tax return, your threshold level is $40,000. If you are married but file a separate tax return, your threshold level is $0 if you are covered by a retirement plan.

     If, however, you are or your spouse is covered by a retirement plan and your adjusted gross income is above the threshold level, the amount of the deductible contribution you may make to an IRA is phased out and eventually eliminated when your AGI is $10,000 or more above the threshold level.

     Special rules apply in determining when you are considered to be covered by a plan. These rules differ depending on whether the plan is a defined contribution or defined benefit plan.

     A defined contribution plan is a plan that provides for a separate account for each person covered by the plan. Benefits are based only on amounts contributed to or allocated to each account. Types of defined contribution plans include profit sharing plans, 401(k) plans, stock bonus plans, and money purchase pension plans. You are considered covered by a defined contribution plan if employer or employee contributions, or forfeitures, are allocated to your account for the plan year that ends with or within your tax year.

     A defined benefit plan is any plan that is not a defined contribution plan. Contributions to a defined benefit plan are based on a computation of what contributions are necessary to provide definitely determinable benefits to plan participants. Defined benefit plans include pension plans and annuity plans. If you are not specifically excluded from the eligibility provisions of an employer's defined benefit plan for the plan year that ends with or within your tax year, you are considered covered by the plan. This rule applies even if you declined to be covered by the plan, you did not make a required contribution, or you did not perform the minimum service required to accrue a benefit.

     Under either a defined benefit or defined contribution plan, you are considered "covered" by the plan even though you may not yet be "vested" under the plan. (Starting with the 1987 tax year, your Form W-2 should indicate whether you are covered under a retirement plan. If you have any questions, you should check with your employer.)

     If you are married but file a separate tax return, and you are not covered by a retirement plan, you are entitled to the full IRA deduction even if your spouse is covered by a plan.

     3. Even if you are above the threshold level described in paragraph (2) and thus may not make a deductible contribution of $2,000 ($2,250 for a spousal
IRA), you may still make a nondeductible contribution of up to the lesser of 100% of compensation or $2,000 to your IRA ($2,250 for a spousal IRA). You may therefore make a $2,000 contribution at any time during the year, if your compensation for the year will be at least $2,000, without having to know how much will be deductible. When you fill out your tax return you can then figure out how much is deductible. The amount of your contribution which is not deductible will be a nondeductible contribution to the IRA. You may also choose to make a contribution nondeductible even if you could have deducted part or all of the contribution.

     Deductible and nondeductible contributions to your IRA must be reported to the IRS on your tax return for the year (nondeductible contributions are reported on Form 8606). Interest or other earnings on your IRA contributions, whether from deductible or nondeductible contributions, normally will not be taxed until taken out of your IRA and distributed to you.

     You may withdraw a nondeductible IRA contribution made for a year any time before April 15 of the following year (or a later date if you have an extension to file your return). If you do so, you must also withdraw the earnings attributable to that portion and report the earnings as income for the year for which the contribution was made. The income may be subject to a tax on early withdrawals (See paragraph (10)).

     4. If you have a non working spouse or a spouse who does not make a contribution to an IRA, you may establish a separate IRA for your spouse (called a spousal IRA). If you maintain IRAs for yourself and your spouse, you may make combined contributions each year in an amount up to the lesser of $2,250 or 100% of your total compensation. You may divide contributions between your IRA and the spousal IRA in any way you want, so long as neither IRA receives more than $2,000 in a year. If you establish a spousal IRA, the rules concerning IRAs which are described in the following paragraphs apply equally to your spouse.



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     5. Contributions to your IRA must be made in cash. In no case will the
Custodian, ______________________, accept contributions on your behalf in excess of $2,000 ($2,250 if you maintain an IRA and a spousal IRA) for any taxable year, unless the contribution is designated as a rollover.

     6. Any contributions to your IRA over and above the permissible limits set forth above are considered "excess contributions" subject to an annual excise tax of 6% of the amount of the excess contributions for each year. The 6% tax will not apply if the excess contributions are withdrawn by April 15 (or any later date for filing your income tax return) following the year for which the contributions are made. If the excess contributions are not withdrawn by April 15 (or such later date for filing your return), the 6% tax will apply in the year for which the excess contributions were made and each later year that the excess contributions remain in your IRA at the end of the year. If the excess contributions are not withdrawn, they may be corrected for future years by foregoing IRA contributions in those year until the excess contributions are charged off against permissible contributions for those later years. IRS Publication 590 contains additional information on special rules applicable to withdrawals of excess contributions. You may obtain Publication 590 from your local IRS office.

     7. An IRA is intended to provide income for you when you retire. For this reason, there are certain restrictions on IRA withdrawals. You may withdraw the funds in your IRA without penalty after the date you attain age 59 1/2 or become permanently disabled. (See paragraph (10))

     You must begin to receive distributions no later than April 1 following the year in which you attain age 70 1/2. The distribution of funds in your account at that time can be (i) in a single lump sum payment, or (ii) in the form of periodic payments for a specified number of years extending up to your life expectancy or the joint life expectancy of you and your beneficiary.

     If you die after distribution to you has begun, the remaining funds in your IRA must continue to be distributed at least at rapidly as before your death. If you die before distribution has begun, the funds in your IRA must be distributed in accordance with one of the following options. First, they can all be distributed to your beneficiary within five years of your death. Second, they can be paid as equal periodic payments to your beneficiary, beginning no later than one year after your death, for a period not exceeding the beneficiary's life expectancy. If the beneficiary is your spouse then two additional options are also available. Your spouse may elect that the funds be paid as equal periodic payments over a period not exceeding his or her life expectancy, with distribution to begin no later than the time you would have attained age 70 1/2. Alternatively, your spouse may elect to treat the IRA as his or her own IRA subject to the regular IRA distribution requirements. Such election is automatic if your spouse makes a regular IRA contribution to the account, makes a rollover to or from the account or fails to elect any of the other three options.

     If, after you attain age 70 1/2, the amount distributed to you in any year is less than the minimum amount required by law to be distributed, the Internal Revenue Code imposes a tax equal to 50% of the amount that should have been distributed but wasn't.

     8. Except to the extent attributable to nondeductible IRA contributions, distributions from an IRA normally are taxed as ordinary income to the individual participant receiving such distributions in the year received and are not eligible for capital gains treatment. The special five year forward income averaging treatment accorded lump sum distributions from tax-qualified pension and profit sharing plans does not apply to lump sum distributions from an IRA.

     Any excess contributions that are withdrawn before the due date for filing your income tax will not be included in your gross income for the year in which withdrawn, but they will be included in income in the year for which contributions were made. Any earnings attributable to the excess contributions in such a case will be included in your gross income for the year for which the excess contribution is made. If excess contributions are withdrawn after the due date for filing your income tax return they will normally be includible in your income in the year withdrawn (as well as being includible in the year for which made). Special rules may apply, however, if your total IRA contribution was no more than $2,250 and no employer contributions were made to your IRA. See IRS Publication 590, available from your local IRS office, for a discussion of these rules.

     If you make non deductible IRA contributions, a portion of your distributions from the IRA will be non taxable (as a return of your non deductible contributions) and a portion will be taxable (as a return of deductible contributions, if any, and account earnings). The following formula is used to determine the non taxable portion of your distribution for a taxable year.


            Remaining
            nondeductible      Total            Nontaxable
            contributions      distributions  = distributions
            ---------------x   for the year     for the year
            Year-end total
            IRA account
            balances

            To figure the year-end total IRA account balance you treat all of your IRAs as a single IRA. This includes all regular IRAs, as well as Simplified Employer Pension (SEP), IRAs and Rollover IRAs. You also add back any distributions taken during the year.

     9. Any distributions from an IRA to you or your beneficiary is subject to withholding of federal income tax unless you or your beneficiary elects to have no withholding apply to the distribution. The Custodian will furnish you with information and an election form as to withholding when any IRA distribution is requested.

     10. In general, a taxable distribution from an IRA before an individual attains age 59 1/2 is considered a premature distribution subject to an additional penalty tax equal to 10% of the taxable portion of the distribution. The 10% penalty tax, however, does not apply to (a) distributions made to your beneficiary (or your estate) after your death, (b) distributions attributable to your being disabled, (c) distributions that are part of a series of substantially equal periodic payments that are made at least annually for your life or the joint lives of you and your beneficiary and (d) certain distributions pursuant to a divorce decree or separation order.

     11. Generally, for federal estate tax purposes, amounts held in your IRA at your death are included in your gross estate. However, if your spouse is your beneficiary, the IRA will qualify for the marital deduction. See item 14 for a discussion of certain excise taxes that may be payable by your estate in the event of "excess distributions" from your IRA.

     12. The Code provides that the transfer of your interest in an IRA to a former spouse under a divorce decree or a written instrument incident to such divorce will not be considered a taxable transfer. After the transfer the IRA will be treated as maintained for the benefit of your former spouse.

     13. If you receive in one taxable year a lump sum distribution of your entire interest in all qualified plans maintained by your employer after you reach age 59 1/2, become disabled (if self-employed) or separate from service (if not self-employed), or on account of the termination of your employer's plan, you may transfer or "rollover" part or all of the distribu-



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tion _______________your own non deductible contributions) tax free into an IRA or individual retirement annuity even if you have already made the maximum $2,000 contribution to an IRA during the year. You must complete the transfer within 60 days after you receive the distribution. If property other than cash is distributed, the same property or its proceeds may be rolled over.

     If you received a "partial distribution" (which means a distribution of at least 1/2 of your interest in all plans maintained by your employer, other than any voluntary deductible contributions you may have made) because of termination of employment or disability, you may roll over part or all of that distribution into an IRA.

     In addition, if your spouse received a total or partial distribution (as defined above) on account of your death your spouse may roll over part or all of the distribution into an IRA.

     If that amount is properly rolled over into another qualified plan it will again be eligible for special five-year forward averaging when paid out in a lump sum from that qualified plan. Because of this, it is generally advisable not to commingle a rollover IRA with a regular IRA.

     Similarly, part or all of the amount distributed from an IRA may be rolled over tax free into another IRA or an individual retirement annuity. Furthermore, if the entire balance in an IRA is distributed and none of the distribution is attributable to sources other than a lump sum distribution from a qualified plan, part or all of the amount distributed may be rolled over tax free to another qualified plan, if the plan so permits. However, you may make a rollover contribution from one IRA to another IRA only once a year. Money or property which is distributed from an IRA must be rolled over within sixty days from the date the distribution is received.

     Rollover amounts are not tax deductible by the individual participant and are not subject to the excise tax on excess contributions described in paragraph
(6).

     14. Excess distributions made from IRAs, qualified retirement plans and tax-sheltered annuities are subject to a 15% excise tax. Generally, excess distributions are distributions in excess of $150,000 in a year. The following distributions, however, are excluded for purposes of calculating this excise tax: (A) distributions made because of your death, (B) distributions payable to an alternate payee (such as a former spouse) under a qualified domestic relations order (as defined in the Code) if the distribution is includible in the income of the alternate payee, (C) distributions attributable to your after-tax contributions, and (D) distributions not includible in income because they are rolled over to another IRA or a qualified plan. All distributions made to you during a calendar year are aggregated for purposes of determining the amount of the excess distributions for such year. The tax is reduced by any payment of the 10% penalty tax on early withdrawals. (See paragraph (10))

     If your accrued benefit as of August 1, 1986 exceeds $562,500, you may elect to be covered by a special grandfather rule which exempts your benefits accrued as of August 1, 1986 from the excise tax.

     Instead of making distributions payable on account of your death subject to the tax on excess distributions, the Code adds an additional estate tax equal to 15% of your "excess retirement accumulation." The excess retirement accumulation is the value of your interests in all qualified retirement plans, tax-sheltered annuities and IRAs reduced by the present value of annual payments equal to $150,000 over your life expectancy immediately before your death. The excess distributions tax may not be offset by any credits against the estate tax.

     15. IRA funds are subject to certain investment restrictions. No part of your IRA may be invested in life insurance contracts or "collectibles," which are tangible personal property such as in art works, rugs, antiques, metals, gems, coins (other than gold or silver coins issued by the United States), stamps, and alcoholic beverages.

     Your IRA funds will be clearly identified as your property and will not be commingled with other property.

     16. You may not engage in a so-called "prohibited transaction" with your IRA. Generally, a prohibited transaction is any improper use of your IRA account or annuity.

     Some examples of prohibited transactions with an IRA are:

            (A) Borrowing money from it,
            (B) Selling property to it, or
            (C) Receiving unreasonable
                compensation for managing it.

     If you engage in a prohibited transaction in connection with your IRA at any time during the year, it will not be treated as an IRA account as of the first day of the year.

     Once this happens, you must include the fair market value of the IRA assets in your gross income for that year. The fair market value is the price at which the IRA assets would change hands between a willing buyer and a willing seller, when neither has any need to buy or sell, and both have reasonable knowledge of the relevant facts.

     You must use the market value of the assets as of the first day of the year you engaged in the prohibited transaction. If you are under age 59 1/2, you may also have to pay the 10% tax on premature distributions, discussed earlier.

     If you use a part of your IRA account as security for a loan, that part is treated as a distribution and is included in your gross income. If you are under age 59 1/2, you may have to pay the 10% tax on premature distributions.

     17. The annual fee for your American Express Investment Management Account IRA will be $25 if you already have an American Express Investment Management Account. If this is your first American Express Investment Management Account, the annual fee is $50. The fee will be charged to your American Express card account at the time you open your IRA and each year thereafter as long as you have an American Express Investment Management Account IRA.

     In addition, there is a $10 fee if you take a premature withdrawal from your IRA (i.e., a withdrawal before you reach age 59 1/2, other than for the reasons set forth in paragraph (10)).

     The fees may be changed at any time upon 30 days written notice to you. Any income or other taxes (including transfer taxes) that may be levied or assessed upon your IRA will be deducted from the assets held in your IRA. Brokerage commissions attributable to the acquisition or disposition of assets in your IRA will be charged to your Account. Any such taxes or commissions will be charged against the Fund to which the charge relates. Dividends, interest or other income, including net realized capital gains, if any, from your IRA assets will be credited to your IRA and invested in the Fund from which paid.

     18. Your IRA will be invested in one or more of The American Express Funds in accordance with your written instructions. If you select an Investment Plan under the American Express Investment Management Account, all future contributions will be invested in accordance with that Investment Plan unless you provide a new Investment Plan or other written instructions. If you do not have an Investment Plan on file and do not provide written instructions as to the allocation of a contribution, any funds received will be invested in the American Express Money Market Fund until proper direction is received.

     The Custodian will send you quarterly statements specifying the current value of your IRA assets. Growth in the value of your IRA is neither guaranteed nor projected. The value of your IRA will be computed by totalling the fair market value of the assets credited to your Account.

     19. You are required to file Form 5029 (Return for Individual Retirement Arrangement Taxes) with the IRS with your federal


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income tax return for each taxable year during which you are subject to (i) a 6%
penalty for excess contributions (see paragraph (b), (ii) a 50% excise tax for failure to make a required distribution (see paragraph (7)), or (iii) a 10% excise tax for premature distributions (see paragraph (10), or (iv) for a 15% excise tax on excess distributions (see paragraph (14)).

     20. The form of your IRA has been approved by the Internal Revenue Service, but such approval applies only to the form of the IRA and does not represent a determination of the IRAs merits as an investment.

     21. Further information concerning IRAs may be obtained from any district office of the IRS. You should ask for Publication 590.

II. SPECIAL RULES APPLICABLE ONLY TO AN IRA ESTABLISHED AS PART OF AN EMPLOYER'S SEP (SIMPLIFIED EMPLOYEE PENSION PLAN) PROGRAM

     If your IRA has been established as part of a SEP program maintained by your employer, it differs in a number of important respects from an ordinary IRA. These differences are as follows:

     1. The Internal Revenue Code permits an employer to contribute annually to your SEP IRA up to $30,000 or 15% of your compensation (not to exceed $200,000), whichever is less. For purposes of determining the 15% limitation, the amount of the employer's contribution to the SEP IRA is excluded from compensation.

     2. The employer contributions must be made under a written allocation formula, which cannot discriminate in favor of employees who are highly compensated. Employer contributions are considered discriminatory unless they bear a uniform relationship to the first $200,000 of each participating employee's total compensation.

     3. Your employer must cover in a SEP each employee who has attained age 21 and has performed service for it during at least 3 of the immediately preceding 5 years. However, employees who earn less than $300 a year, employees covered by a collective bargaining agreement, and nonresident aliens may be excluded from consideration. Any excess contributions made by you or your employer to your SEP IRA should be withdrawn prior to the due date of your tax return in order to avoid imposition of the 6% penalty tax on the excess amount and its earnings.

     4. Contributions made by your employer to your SEP IRA for a year up to the $30,000/15% of compensation limit are deductible by the employer and are excludable from your gross income. In addition, you may contribute on your own behalf to your SEP IRA (or another IRA) an amount up to the lesser of 100% of your compensation or $2,000 subject to the rules on deductibility applicable to active participants discussed in the General IRA rules, paragraph (2) above.

     5.Your employer may contribute to your SEP IRA in and after the taxable year in which you attain age 70 1/2 and you may exclude your employer's contribution from income in those taxable years.

     6. There is no provision in the law for maintaining a spousal IRA under an SEP.

     7. If you are covered under certain other plans in addition to a SEP, the Internal Revenue Code imposes additional restrictions on the contributions and benefits which may be allocable to you. You should check with your employer if you think that these rules may affect you.

     8. Your right to withdraw amounts held in a SEP IRA cannot be restricted by your employer. Except as provided above, your SEP IRA is subject to the rules governing an "Individual Participant" IRA.


CUSTODIAL AGREEMENT

ARTICLE I.

     1. The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8) or 408(d)(3) of the Code or an employer contribution to a simplified employee pension as described in Section 408(k).

ARTICLE II.

     The Depositor's interest in the balance in the Custodial Account is nonforfeitable.

ARTICLE III.

     1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the Custodial Account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section (408)(a)(5) of the Code).

     2. No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m) of the Code).

ARTICLE IV.

     1. The Depositor's entire interest in the Custodial Account must be, or begin to be, distributed by the Depositor's required beginning date, the April 1 following the calendar year end in which the Depositor reaches age 70 1/2. By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the Custodial Account distributed in:

          (a)  A single sum payment.

          (b) An annuity contract that provides equal or substantially equal monthly, quarterly or annual payments over the life of the Depositor. The payments must begin by the April 1 following the calendar year in which the Depositor reaches age 70 1/2.

          (c) An annuity contract that provides equal or substantially equal monthly, quarterly or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary. The payments must begin by the April 1 following the calendar year in which the Depositor reaches age 70 1/2.

          (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

          (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

     Even if distributions have begun to be made under option (d) or (e), the Depositor may receive a distribution of the balance in the Custodial Account at any time by giving written notice to the Custodian. If the Depositor does not choose any of the methods of distribution described above by the April 1 following the calendar year in which he or she reaches age 70 1/2, distribution to the Depositor will be made on that date by a single sum payment. If the Depositor elects as a means of distribution (b) or (c) above, the annuity contract must satisfy the requirements of Section 408(b)(1), (3), and (4) of the Code. If the Depositor elects as a means of distribution (d) or (e) above, the annual payment required to be made by the Depositor's required beginning date is for the calendar year the Depositor reached age 70 1/2. Annual payments for subsequent years, including the year the Depositor's required beginning date occurs, must be made by December 31 of that year.

     2. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

          (a) If the Depositor dies on or after the Depositor's required beginning date distribution must continue to be made in accordance with Article IV Section 1;

          (b) If the Depositor dies before the Depositor's required beginning date the entire remaining interest will at the election of the beneficiary or beneficiaries either:

                    (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death or

                    (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries

     The election of either (i) or (ii) must be made by December 31 of the year following the year of the Depositor's death. If the beneficiary or beneficiaries do not elect either of the distribution options described in (i) or (ii), distribution will be made in accordance with (ii) if the beneficiary is the Depositor's surviving spouse and in accordance with (i) if the beneficiary or beneficiaries are or include anyone other than the surviving spouse. In the case of distributions under (ii), distributions must commence by December 31 of the year following the year of the Depositor's death. If the Depositor's spouse is the beneficiary, distributions need not commence until December 31 of the year the Depositor would have attained age 70 1/2, if later.

          (c) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

     3. In the case of distributions over life expectancy in equal or substantially equal payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial Account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph (1), determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and the designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of distribution in accordance with paragraph (2)(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence. Unless the Depositor (or spouse) elects not to have life expectancy recalculated, the Depositor's life expectancy (and the life expectancy of the Depositor's spouse, if applicable) will be recalculated annually using their attained ages as of their birthdays in the year for which the minimum annual payment is being determined. The life expectancy of the designated beneficiary (other than the spouse) will not be recalculated. The minimum annual payment may be made in a series of installments (e.g. monthly, quarterly, etc.) as long as the total payments for the year made by the date required are not less than the minimum amounts required.

ARTICLE V.

     Unless the Depositor dies, is disabled (as defined in Section 72(m) of the Code) or reaches age 59 1/2 before any amount is distributed from the Custodial Account, the Custodian must receive from the Depositor a statement explaining how he or she intends to dispose of the amount distributed.

ARTICLE VI.

     1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) of the Code and related regulations.

     2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor as prescribed by the Internal Revenue Service.

ARTICLE VII.

     Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) of the Code and related regulations will be invalid.

ARTICLE VIII.

     This Agreement may be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the Depositor and Custodian.

ARTICLE IX.

     1. All funds in the Custodial Account (including earnings) shall be invested in shares of beneficial interest of any one or more of the regulated investment companies managed by American Express Service Corporation or any of its subsidiaries or affiliates, and which have been designated by American Express Service Corporation as eligible for investment under this Custodial Account, which shares shall be collectively referred to as "Fund Shares." Fund Shares shall be purchased at the net asset value for Fund Shares next to be determined after receipt of the contribution by the Custodian or its agent.

     2. The shareholder of record of all Fund Shares shall be the Custodian or its nominee.

     3. The Depositor shall provide the Custodian with a written Investment Plan or other written instructions regarding allocation of contributions among The American Express Funds. If an investment plan is selected it shall remain in effect as to any future contributions until superseded by a new written Investment Plan or the Depositor provides other written instructions. If the Depositor does not provide the Custodian with a written Investment Plan, or other written instructions, any funds received will be invested in The American Express Money Market Fund until proper investment direction is received. The Depositor shall be the beneficial owner of all Fund Shares held in the Custodial Account, and the Custodian shall not vote any of such shares except upon written direction of the Depositor.

     4. The Custodian agrees to forward or to cause to be forwarded, to every Depositor a then current Prospectus of The American Express Funds and, if applicable, the then current prospectus of any other regulated investment companies managed by American Express Service Corporation or any of its subsidiaries or affiliates, and which have been designated by American Express Service Corporation as eligible for investment under this Custodial Account, and all notices, proxies and related proxy soliciting materials applicable to said Fund Shares received by it.

     5. Each Depositor shall have the right by written notice to the Custodian to designate or to change a beneficiary to receive any benefit to which such Depositor may be entitled in the event of his/her death prior to the complete distribution of such benefit. If no such designation is in effect on a Depositor's death, or if the designated beneficiary has predeceased the Depositor, his/her beneficiary shall be his/her surviving spouse, or if there is no surviving spouse, his/her estate.

     6. (a) The Custodian shall have the right to receive rollover contributions as described in Article I of this Agreement, and if any property is so transferred to it as a rollover contributions, such property shall be sold by the Custodian and reinvested as provided in Section 1 of this Article IX. The Custodian reserves the right to refuse to accept any property which is not in the form of cash.

               (b) The Custodian, upon written direction of the Depositor and after submission to the Custodian of such documents as it may reasonably require shall transfer the assets held under this Agreement (reduced by any amounts referred to in Section 8 of this Article IX) to a successor individual retirement account or individual retirement annuity for the Depositor's benefit. Any amounts received or transferred by the Custodian under this Section 6 shall be accompanied by such records and other documents as the Custodian deems necessary to establish the nature, value and extent of the assets and of the various interests therein.

     7. Without in any way limiting the foregoing, the Depositor hereby delegates to The ________ Funds the power to amend at any time and from time to time the terms and provisions of this Agreement and hereby consents to such amendments, provided they shall comply with all applicable provisions of the Internal Revenue Code, the regulations thereunder and with any other governmental law, regulation or ruling. Any such amendments shall be effective when the notice of such amendments is mailed to the address of the Depositor indicated by the Custodian's records.

     8. Any income taxes or other taxes of any kind whatsoever levied or assessed upon or in respect of the assets of the Custodial Account, or the income arising therefrom, any transfer taxes incurred, all other administrative expenses incurred by the Custodian in the performance of its duties including fees for legal services rendered to the Custodian and the Custodian's compensation may be paid by the Depositor and, unless so paid within said time period as the Custodian may establish, shall be paid from the Depositor's Custodial Account. The Custodian reserves the right to change or adjust its compensation upon 30 days' advance notice to the Depositor.

     9. The benefits provided hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized, except to such extent as may be required by law.

     10. In taking any action or determining any fact or question which may arise under this Custodial Account, The ___________ Funds and the Custodian may rely upon any statement by the Depositor with respect thereto. The Depositor hereby agrees that The ___________ Funds and the Custodian will not be liable for any loss or expense resulting from any action taken or determination made in reliance on such statement. The Depositor assumes sole responsibility for assuring that conditions to the Custodial Account satisfy the limits specified in the appropriate provisions of the Code.

     11. The Custodian may resign at any time upon 30 days' written notice to the Depositor and to The ___________ Funds and may be removed by The ___________ Funds at any time upon 30 days' written notice to the Custodian. Upon the resignation or removal of the Custodian, a successor custodian shall be appointed within 30 days of such resignation and in the absence of such appointment, the Custodian shall appoint a successor unless the Agreement be sooner terminated. Any successor custodian shall be a bank (as defined in Section 408(n) of the Code) or such other person found qualified to act as a custodian under an individual account plan by the Secretary of the Treasury, or his delegate. The appointment of a successor custodian shall be effective upon receipt by the Custodian of such successor's written acceptance which shall be submitted to The ___________ Funds, the Custodian, and the Depositor. Within 30 days of the effective date of a successor custodian's appointment, the Custodian shall transfer and deliver to the successor custodian applicable account records and assets of the Custodial Account (reduced by any unpaid amounts referred to in Section 8 of this Article IX). The successor custodian shall be subject to the provisions of this Agreement (or any successor thereto) on the effective date of its appointment.

     12. Notwithstanding any provisions hereof to the contrary, for taxable years in which contributions to the Custodial Account are to qualify as contributions to a Spousal Individual Retirement Account, the following provisions shall apply. A separate Custodial Account shall be established under this Agreement in the name of the spouse, who shall thereafter be deemed to be the Depositor with respect to such separate Custodial Account. The sum of the amount contributed to the Custodial Accounts of the Depositor and the Depositor's spouse shall not exceed the lesser of:

            (i)         An amount equal to 100% of
                        the compensation (including
                        earned income in the case of a
                        self-employed individual)
                        includible in the employed
                        spouse's gross income for the
                        taxable year; or

            (ii) $2,250, provided, however, that no more than $2,000 may be contributed to either of such Custodial Accounts.

     13. In the event any amounts remain in the Custodial Account after the death of the Depositor, the rights of the Depositor hereunder shall thereafter be exercised by his or her beneficiary.

     14. Notwithstanding anything to the contrary herein, no distribution from a Custodial Account shall be in the form of an annuity contract.

     15. No deduction by the Depositor pursuant to Section 219 of the Code shall be allowed with respect to contributions to the Custodial Account if such contributions are made with respect to the taxable year in which the Depositor attains age 70 1/2 or any subsequent taxable year.

     16. The Custodian is authorized to hire agents (including any transfer agent for Fund Shares) to perform certain duties hereunder.

     17. This Agreement shall terminate coincident with the complete distribution of the assets of the Depositor's Account.

     18. All notices to be given by the Custodian to the Depositor shall be deemed to have been given when mailed to the address of the Depositor indicated by the Custodian's records.

     19. The Custodian and The ___________ Funds shall not be responsible for any losses, penalties or other consequences to the Depositor or any other person arising out of the making of any contribution or withdrawal.

     20. In addition to the reports required by Section 2 of Article VI, the Custodian shall cause to be mailed to the Depositor in respect of each calendar quarter an account of all transactions affecting the Custodial Account during such quarter and a statement showing the balance in the Custodial Account as of the end of such quarter. If, within 60 days after such mailing the Depositor has not given the Custodian written notice of any exception or objection thereto, the quarterly accounting shall be deemed to have been approved, and in such case, or upon the written approval of the Depositor, the Custodian shall be released, relieved and discharged with respect to all matters and statements set forth in such accounting as though the account had been settled by judgment or decree of a court of competent jurisdiction.

     21. In performing the duties conferred upon the Custodian or The ___________ Funds by the Depositor hereunder, the Custodian and The ___________ Funds shall act as the agent of the Depositor. The parties do not intend to confer any fiduciary duties on the Custodian and The ___________ Funds and none shall be implied. The Custodian and

The ___________ Funds shall not be liable (and do not assume any responsibility) for the collection of contributions, the deductibility or the propriety of any contribution under this Agreement, the selection of any Fund Shares for this Custodial Account, or the purpose or propriety of any distribution made in accordance with Section 13, 14 or 15 of Article IX, which matters are the sole responsibility of the Depositor or the Depositor's beneficiary as the case may be.

     22. The Custodian and The ___________ Funds shall be responsible solely for the performance of those duties expressly assigned to them in this Agreement and do not assume any responsibility as to duties assigned to anyone else hereunder or by operation of law. The Custodian shall have no duty to account for deductible contributions separately form nondeductible contributions, unless required to do so by applicable law. In determining the taxable amount of a distribution, the Depositor shall rely only on his or her Federal tax records, and the Custodian shall withhold Federal income tax from any distribution from the Custodial Account as if the total amount of the distribution is includible in the Depositor's income.

     23. This Agreement shall be governed by and construed, administered and enforced according to the laws of the State of New York.


     INSTRUCTIONS. This model Custodial Account may be used by an individual who wishes to adopt an individual retirement account under Section 408(a). When fully executed by the Depositor and the Custodian not later than the time prescribed by law for filing the Federal income tax return for the Depositor's tax year (not including any extensions thereof) an individual will have an individual retirement account (IRA) Custodial Account which meets the requirements of Section 408(a). This Custodial Account must be created in the United States for the exclusive benefit of the Depositor or his or her beneficiaries.

     DEFINITIONS. "Custodian" The Custodian must be a bank or savings and loan association, as defined in Section 408(n), or other person who has the approval of the Internal Revenue Service to act as Custodian. The Custodian in this plan is Boston Safe Deposit and Trust Company.

     "Depositor" The Depositor is the person who establishes the Custodial Account.

     IRA FOR NON-EMPLOYED SPOUSE. Contributions to an IRA Custodial Account for a non-employed spouse must be made to a separate IRA Custodial Account established by the non-employed spouse. This form may be used to establish the IRA Custodial Account for the non-employed spouse.

     An employee's Social Security Number will serve as the identification number of his or her individual retirement account. An employer identification number is not required for each participant directed individual retirement account. An employer identification number is required for a common fund created for individual retirement accounts.

     For more information, get a copy of the required disclosure statement from the Custodian or get Publication 590, Individual Retirement Arrangements (IRAs).

     SPECIFIC INSTRUCTIONS

     Article IV. Distributions made under this Article may be made in a single sum, periodic payment, or a combination of both. The distribution option should be reviewed in the year the Depositor reaches age 70 1/2 to make sure the requirements of Section 408(a)(6) have been met.

     Article IX. Article IX and any that follow it may incorporate additional provisions that are agreed upon by the Depositor and Custodian to complete the Agreement. These may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of Custodian, Custodian's fees, State law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Depositor, etc.

If you need assistance with this application, please call us toll free at 1 800 872-1166. Please print or type all items except signature and mail in the enclosed postage-paid envelope.

1.   INFORMATION

-----------------------------------------
Name
-----------------------------------------
Street Address
-----------------------------------------
City                State        Zip Code
--------------  -------------------------
Birth Date      Social Security No.


----------------------------------------
Telephone Numbers: Home (    )______________

                   Business (    ) ___________

  Are you a current American Express(R) Investment
Management Account Holder? ____Yes  ___ No

----------------------------------------

2.  TYPE OF ACCOUNT

Please check the box indicating the account you wish to open.

o Regular IRA.
Maximum contribution $2,000 per year.

o Spousal IRA.
You may contribute to a spousal IRA for your spouse if he/she has earned income under $250. If you are opening a regular and a spousal IRA, you and your spouse must complete separate applications. Total contribution to your IRA and the spousal IRA cannot exceed $2,250.

o Rollover IRA.
If you have received a distribution from an employer's qualified retirement plan or from another IRA, you may roll part or all of the amount distributed into an ______________ IRA within 60 days of the date you received the distribution.

o Direct Transfer.
You may request a direct transfer from an existing IRA with another financial institution to an ______________________ IRA. Please complete an IRA Transfer form.

3. INITIAL INVESTMENT

Please write the amount of your IRA investment below. A minimum contribution of $1,000 applies to each type of IRA. Your IRA may contain both deductible and nondeductible contributions in one account. Distribution for 19__ tax year $___________ Contribution for 19__ tax year $___________ Rollover Contribution $___________ Transferred IRA $___________ To mail, please enclose a check payable to To wire, please call 1 800 872-1167 for instructions.

4. INVESTMENT PLAN SELECTION

Please fill in the grid below to indicate the percentages of your investment which you want to invest in specific funds.

5. BENEFICIARY DESIGNATION

If you do not designate a beneficiary for your IRA, your surviving spouse will be your beneficiary. If you have no surviving spouse, your IRA will go to your estate.

I hereby designate the following person(s) to receive any amounts held in my IRA at my death:

PRIMARY BENEFICIARY(S)

--------------------------------------------
Name                  Birthdate

--------------------------------------------
Address

--------------------------------------------
Relationship          Percentage


--------------------------------------------
Name                  Birthdate

--------------------------------------------
Address

--------------------------------------------
Relationship          Percentage

CONTINGENT BENEFICIARY(S)

--------------------------------------------
Name                  Birthdate

--------------------------------------------
Address

--------------------------------------------
Relationship           Percentage


--------------------------------------------
Name                   Birthdate

--------------------------------------------
Address

--------------------------------------------
Relationship           Percentage

6. TELEPHONE EXCHANGE PRIVILEGE

I hereby authorize The Shareholder Services Group (TSSG) to act upon exchanges among all ______________ Funds that I request by telephone and I agree that ________ BSDI will not be liable for any loss, liability, cost or expense incurred while responding to telephone inquiries from persons reasonably believed by TSSG to be genuine, in accordance with the procedures set forth in the Prospectus for The _____________ Funds.

7. APPOINTMENT OF CUSTODIAN FEES.

The Shareholder Services Group (P.O. Box 9081, Boston, MA 02205-9081) is hereby appointed as custodian of my ______________ Account IRA.

If this is your first _____________ Account, the current annual fee is $50. If the IRA is an additional _____________ Account the current annual fee is $25 per year.

8. SIGNATURE AND CERTIFICATIONS

By signing this application, I hereby certify under the penalties of perjury that the information on this application is complete and correct and that:

(1) I am of legal age. I have received, read and understand the Prospectus for The _____________ Funds, the IRA Custodial Agreement and Disclosure Statement and this application and agree to their terms and I am asking that _____________ (the "Company") open an ___________ Account Individual Retirement Account (under
Section 408(a) of the Internal Revenue Code and as described in Section 383452(c)-(d) of the Income Tax Regulations to provide for my retirement and for the support of my beneficiaries after my death.

(2) the number shown on this application is my correct social security number or taxpayer identification number.

The undersigned _____________ authorizes the Company to charge my _____________ account for the applicable _____________ Account IRA annual fee for so long as my _____________ Account IRA remains in effect. I understand that if for any reason my American Express Card Account is no longer valid and the Company cannot contact me, my IRA will be assessed the annual fee according to the procedures outlined in the Prospectus.

--------------------------------------------
Applicant Signature                             Date

--------------------------------------------
Signature                                       Date

IRA TRANSFER FORMS.

If you transfer your IRA to an ________Account IRA, complete this form and return in the postage-paid envelope provided with your application.

Print Registration Information Here.
-----------------------------------------
Your Name:
-----------------------------------------
Address
-----------------------------------------
City               State          Zip

Social Security Number  _____________________

Home Phone (   )              Work Phone (  )
            ------------------           -------------

Please Tell Us where To Invest Your IRA(s) Transfer To (List one of the following)

[ ] I am opening a new ________Account IRA and have attached an Application which includes selected investment plan.

[ ] I already have an ________Account IRA. Please invest the proceeds from this IRA transfer according to my existing investment plan, or according to the new investment plan I've specified below.

Existing Account No. _________________________ above and want to specify a new investment plan.

FUND  NAME                                      % INVESTMENT
----------                                      ------------
                                                                           %
                                                ----------------------------
                                                                           %
                                                ----------------------------
                                                                           %
                                                ----------------------------
                                                                           %
                                                ----------------------------
                                                                           %
                                                ----------------------------
                                                                           %
                                                ----------------------------

                                                Total 100%


III.  Please Tell Us About Your Present IRA(s)

Type of account to be transferred:

 [ ] Regular IRA [ ] Spousal IRA [ ] Rollover IRA

Transfer from (Please complete correctly)

--------------------------------------------
Account Number

-------------------------------------------
Name of Company Where IRA is Currently Held

--------------------------------------------
Address of Company

--------------------------------------------
City                 State          Zip

IV. Please Authorize Your Current Trustee(s) or Custodian(s) To Transfer Your IRA(s) To The Shareholder Services Group as Custodian to Your New IRA.

To Resigning Trustee(s) or Custodian(s):

Please liquidate   [ ] all or  [ ] part ($____________)
                   [ ] all or  [ ] part ($____________)

of the account(s) listed in Section III and transfer the proceeds of liquidation to my new IRA Plan

[ ] immediately [ ] at maturity date _____________
[ ] immediately [ ] at maturity date _____________

----------------------------------/--------
Your Signature                      Date

Important: Some custodians or companies require that you obtain a signature guarantee in order to transfer your funds. Please check with the institution that currently holds your IRA account to see if this is necessary in order to transfer your account to The Shareholder Services Group, as Custodian for the ____________ Account IRA. If so, fill in the information below:

Signature guaranteed by:
                        ------------------------

------------------------------------------------
Name of Bank or Firm

The Shareholder Services Group Will Complete the Letters of Acceptance.

---------------------/------------------
Date:                 Re:

This is to advise you that The Shareholder Services Group, as IRA Custodian for The ___________ Funds accepts the above-captioned account for:


--------------------------------------------
Customer's Name

Account Number:  ___________________________

Please indicate ___________ Account IRA Account Numbers and Names on all documents sent to us. Make checks payable to _______________, P.O. Box ____, Boston, MA 02205-_____.

-------------------------------------------
Authorized Signature/Title

-------------------------------------------
Telephone Number